Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

February 15, 2007

Landmark Bancorp, Inc. Announces Record Earnings for the Year Ended December 31, 2006 and Approves Cash Dividend

(Manhattan, KS, February 15, 2007) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended December 31, 2006 of $0.65 versus $0.39 for the quarter ended December 31, 2005.  Net earnings for the quarter ended December 31, 2006 were $1.5 million, an increase of $618,000 compared to the quarter ended December 31, 2005.  Diluted earnings per share for the year ended December 31, 2006 were $2.55 versus $1.66 for the year ended December 31, 2005.  Net earnings for the year ended December 31, 2006 were $6.0 million, an increase of $2.1 million compared to the year ended December 31, 2005.  Additionally, the Company announced that its Board of Directors declared a cash dividend of 19 cents per share to shareholders of record as of February 28, 2007, payable March 12, 2007.

Patrick Alexander, President and CEO, commented, “We are pleased to announce our record earnings for 2006 and are proud of our accomplishments this past year.  We have assimilated the acquisition of First Manhattan Bancorporation, the holding company of First Savings Bank F.S.B., which closed on January 1, 2006.  We were able to realize significant cost savings associated with the acquisition over the past year as we consolidated personnel, operations, and facilities.  This consolidation included relocating our main bank operations into the main banking facility of First Savings Bank F.S.B. and the sale of our previous headquarters located at 800 Poyntz Avenue during April 2006.  The acquisition and our marketing efforts have allowed for continued growth in non-interest income areas such as fees and service charges and gains on sale of loans.  Additionally, steps were taken to reposition our investment portfolio by selling some relatively short term, lower yielding investments at a loss in the second quarter in order to purchase longer term, higher yielding investments.  We believe this portfolio restructuring improved the Company’s position for future period earnings and reduced the interest rate risk that was inherent in our balance sheet.  Our net interest margin has also shown steady improvement as it has increased from 3.28% in the fourth quarter of 2005 to 3.59% for the fourth quarter of 2006.”

Alexander further commented, “All of the factors mentioned above contributed to an increase on our return on average assets to 1.01% for the year ended December 31, 2006 compared to 0.87% for 2005.  Our return on average equity improved to 13.01% for the year ended December 31, 2006 compared to 9.04% for 2005.  We are excited about the acquisition of First Manhattan Bancorporation and the positive impact to earnings resulting from that transaction as a result of our consolidation and accompanying cost savings.  The improvement in net interest margin is also a key component to the success we enjoyed in 2006 and particularly noteworthy as this was accomplished in an environment in which the yield curve was relatively flat to inverted.  However, within this environment, we are beginning to experience significant loan pricing pressure as competition for available quality loans continues to intensify. Should this pressure continue, we could see some decrease in our net interest margin in the coming months.  Our increased market share in the Manhattan and Junction City markets should be a very positive development as these communities continue to grow with the expansion of the Fort Riley military base.  We look forward to the challenges of 2007 and feel the Company is well positioned to take advantage of the opportunities that await us.”

Net interest income for the fourth quarter of 2006 increased $1.4 million to $4.8 million compared to the fourth quarter of 2005, an increase of 39.6%.  This increase was due primarily to the higher level of interest earning assets obtained in the acquisition of First Savings Bank F.S.B. and an improvement in the net interest margin to 3.59% for the quarter ended December 31, 2006 from 3.28% for the quarter ended December 31, 2005.  Total non-interest income increased to $1.6 million for the quarter ended December 31, 2006 from $1.1 million for the quarter ended December 31, 2005, an increase of $463,000.  This improvement was the result of a $102,000, or 97.9%, increase in gains on sale of loans, and an increase in fees and service charges of $217,000, or 26.0%, both of which were attributable to volume increases associated with the First Savings Bank F.S.B. acquisition, and $90,000 related to an increased investment in bank owned life insurance.  Total non-interest expense for the quarter ended December 31, 2006 increased $1.3 million, or 38.8%, compared to the quarter ended December 31, 2005, resulting primarily from the impact of the acquisition of First Savings Bank F.S.B.  The impact of the acquisition, even with the cost savings achieved, resulted in a net increase from the fourth quarter of 2005 in personnel, equipment and facilities and the number of accounts being processed.  The effective tax rate for the fourth quarter of 2006 was lower than 2005 primarily because the Company recognized certain previously unrecorded tax benefits as uncertainties became known, along with an increase in non-taxable income related to bank owned life insurance and municipal investments.

Net interest income for the year ended December 31, 2006 increased $5.6 million to $18.8 million compared to the year ended December 31, 2005, an increase of 42.4%.  This increase was due primarily to the higher level of interest earning assets obtained in the acquisition of First Savings Bank F.S.B. and an improvement in the net interest margin to 3.49% for 2006 from 3.16% for 2005.  Total non-interest income increased approximately $1.9 million, or 36.7%, for the year ended December 31, 2006, as compared to 2005.  The increase was due to the $717,000 gain associated with the sale of other assets, primarily the 800 Poyntz facility, and increased fees and service charges of $913,000, an increase of $502,000 in gains on sale of loans and an increase of $308,000 in bank owned life insurance income.  Offsetting these increases were the losses on the sale of investments totaling $300,000 during the year ended December 31,

2006 compared to a gain of $47,000 for 2005, and the non-recurring $407,000 gain on prepayment of Federal Home Loan Bank borrowings recognized in 2005.  Total non-interest expense for the year ended December 31, 2006 increased approximately $5.1 million, or 41.2% compared to 2005, resulting primarily from the impact of the acquisition of First Savings Bank F.S.B. and the purchase of two branches in Great Bend, Kansas.  We have made significant progress achieving cost savings associated with the acquisitions by consolidating our personnel, operations and facilities.  However the acquisitions have resulted in a net increase in personnel, equipment and facilities and the number of accounts being processed.

Landmark Bancorp’s total assets increased to $590.6 million at December 31, 2006, compared to $465.1 million at December 31, 2005.  Net loans receivable were $380.7 million at December 31, 2006, compared to $275.7 million at December 31, 2005.  This growth is primarily attributable to the acquisition of First Manhattan Bancorporation, which had total assets of $129 million and loans of $109 million at December 31, 2005.  At December 31, 2006, the allowance for loan losses was $4.0 million, or 1.0% of gross loans outstanding, compared to $3.2 million, or 1.1% of gross loans outstanding at December 31, 2005.  As of December 31, 2006, $3.6 million in loans were on non-accrual status, or 0.9% of total loans, compared to a balance of $3.3 million in loans on non-accrual status, or 1.2% of total loans, as of December 31, 2005.  Residential home loans comprised 50.5% of the $3.6 million non-accrual balance at December 31, 2006.  In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Manhattan Bancorporation on January 1, 2006, and accordingly the results of operations presented for the quarter and year ended December 31, 2006 include the accounts and results of First Manhattan Bancorporation which are not included in the results for the corresponding quarter and year ended December 31, 2005.  Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions including the acquisition of First Manhattan Bancorporation; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At December 31,	At December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$14,751,914	$21,490,512
Investment securities available for sale	145,884,168	140,130,512
Loans receivable, net (1)	380,688,055	275,729,066
Premises and equipment, net	13,767,075	8,412,235
Goodwill	13,009,167	7,535,584
Other intangible assets, net	4,030,709	2,418,213
Other assets	18,437,148	9,393,839

TOTAL ASSETS	$590,568,236	$465,109,961

LIABILITIES

Deposits	$444,485,370	$331,272,731
Other borrowings	90,416,064	85,258,318
Other liabilities	6,430,787	4,506,305

Total liabilities	541,332,221	421,037,354

Stockholders’ equity	49,236,015	44,072,607

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$590,568,236	$465,109,961

(1)  Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $4,029,710 and $3,151,373 at December 31, 2006 and December 31, 2005, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Year ended December 31,		Three months ended December 31,
	2006	2005	2006	2005
Interest income:
Loans	$28,293,941	$17,294,186	$7,488,773	$4,471,865
Investment securities	5,962,064	4,720,612	1,573,919	1,315,854
Other	138,436	110,162	10,705	17,959
Total interest income	34,394,441	22,124,960	9,073,397	5,805,678

Interest expense:
Deposits	10,947,064	5,571,755	3,055,199	1,605,439
Borrowed funds	4,691,820	3,385,864	1,177,295	732,317
Total interest expense	15,638,884	8,957,619	4,232,494	2,337,756

Net interest income	18,755,557	13,167,341	4,840,903	3,467,922
Provision for loan losses	235,000	385,000	80,000	60,000
Net interest income after provision for loan losses	18,520,557	12,782,341	4,760,903	3,407,922

Non-interest income:
Fees and service charges	4,310,495	3,397,050	1,050,933	834,030
Gains on sale of loans	1,140,511	638,780	207,093	104,627
Gains (losses) on sale of investments, net	(300,256)	46,865	—	6,325
Gains on repayments of FHLB borrowings	—	406,572	—	—
Gains on sale of other assets	716,815	17,387	—	—
Bank owned life insurance income	397,720	89,873	125,547	35,725
Other	647,862	459,534	213,631	153,542
Total non-interest income	6,913,147	5,056,061	1,597,204	1,134,249

Non-interest expense:
Compensation and benefits	8,725,051	6,120,365	2,336,234	1,590,378
Occupancy and equipment	2,822,695	2,010,875	721,150	531,921
Amortization of intangibles	1,029,424	449,460	246,520	149,829
Professional fees	497,972	322,587	155,166	73,728
Data processing	724,542	542,780	191,857	142,057
Advertising	433,997	401,701	106,195	109,174
Other	3,110,927	2,434,553	819,908	701,042
Total non-interest expense	17,344,608	12,282,321	4,577,030	3,298,129

Earnings before income taxes	8,089,096	5,556,081	1,781,077	1,244,042

Income tax expense	2,079,455	1,658,917	252,087	333,174

Net earnings	$6,009,641	$3,897,164	$1,528,990	$910,868

Net earnings per share (2)
Basic	$2.57	$1.67	$0.65	$0.39
Diluted	2.55	1.66	0.65	0.39

Book value per share (2)	$21.07	$18.83	$21.07	$18.83

Shares outstanding at end of period	2,336,744	2,340,021	2,336,744	2,340,021

Weighted average common shares outstanding - basic	2,340,199	2,334,146	2,340,153	2,340,021
Weighted average common shares outstanding - diluted	2,352,450	2,344,398	2,356,159	2,347,473

(2)  Net earnings per share and book value per share at or for the periods ended December 31, 2005 have been adjusted to give effect to the 5% stock dividend paid during December 2006.

OTHER DATA (unaudited):

	Year ended December 31,		Three months ended December 31,
	2006	2005	2006	2005

Return on average assets (3)	1.01%	0.87%	1.02%	0.79%
Return on average equity (3)	13.01%	9.04%	12.42%	8.21%
Equity to total assets	8.34%	9.48%	8.34%	9.48%
Net yield on interest earning assets (3)	3.49%	3.16%	3.59%	3.28%

(3)  Information for the three months ended December 31 is annualized.